UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date Of Report (Date of Earliest Event Reported): December 30, 2010

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Texas	001-32647	76-0362774
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 100

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2010, ATP Oil & Gas Corporation (“ATP”) entered into employment agreements (the “Employment Agreements”) with the following officers of the Company: T. Paul Bulmahn, Chief Executive Officer; Keith R. Godwin, Chief Accounting Officer; George R. Morris, Chief Operating Officer; Albert L. Reese Jr., Chief Financial Officer; and Leland E. Tate, President (collectively, the “Employees”). The executed agreements are attached in Exhibits 10.1 through 10.5 hereto. The Employment Agreements replace and supersede the employment agreements, as amended, filed as exhibits to our Form 8-K dated December 29, 2005 (the “Prior Agreements”). The Employment Agreements include the following changes from the Prior Agreements: (i) a new section 22 is set forth regarding the timing of payments and benefits to comply with Section 409A of the Internal Revenue Code; and (ii) the elimination in Mr. Bulmahn’s Employment Agreement of a specified minimum annual bonus compensation target, based on the attainment of performance targets established by ATP’s Board.

The following terms of the Employment Agreements are the same for each of the Employees, except as noted below for Mr. Bulmahn. Each Employee’s remuneration is agreed to be his or her current base salary at the time of entering into the Employment Agreement, with an opportunity to participate in ATP’s bonus and stock-based compensation plans. The Employment Agreements expire on December 1, 2011, unless sooner terminated by either the Employees or ATP. The Employment Agreements further provide for automatic extensions for additional one-year periods. Termination of employment of each Employee may occur at any point, with or without Cause (as defined in the Employment Agreements). Upon termination of employment for any reason, the Employees will be entitled to receive salary through the date of termination, plus accrued but unpaid vacation, accrued but unpaid expenses, earned but unpaid bonuses, and any other payments or benefits to be provided to the Employee pursuant to any employee benefit plans or arrangements adopted by ATP, to the extent such payments and benefits are earned and vested as of the termination date. Should termination of employment occur due to death or disability, then each Employee will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement. Alternatively, should termination of employment occur without Cause or by Employee for Good Reason (as defined in the Employment Agreements), each affected Employee will be entitled to salary through the end of the Agreement Term, plus a pro rata bonus payment determined in accordance with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Employee, spouse and eligible dependents. Should termination of employment occur six months before, at or during the twelve months subsequent to a Change in Control (as defined in the Employment Agreements), then Employee will be entitled to 1.5 times the Employee’s base salary plus the amount paid as bonus compensation during the 12 month period prior to the date of termination, and one year of continued medical, dental, life and disability benefits for the Employee, spouse and eligible dependents. Further, ATP agrees to compensate Employees for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986 of the payments made under these Agreements, including, but not limited to excise taxes, penalties, fines and interest.

The Employment Agreement with Mr. Bulmahn provides for terms similar to those described above, except that upon a Change in Control, Mr. Bulmahn will receive 2.99 times his base salary plus the amount paid as bonus compensation during the 12 month period prior to the Change in Control, and three years of continued medical, dental, life and disability benefits for himself and eligible dependents.

The foregoing description is not a complete description of the Employment Agreements and is qualified in its entirety by reference to the full text of the Employment Agreements, copies of which are attached hereto as Exhibits 10.1 through 10.5 and incorporated by reference in this Item 5.02. Any capitalized terms not defined herein are defined in the Employment Agreements.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this document:

10.1	Employment Agreement between ATP Oil & Gas Corporation (“ATP”) and T. Paul Bulmahn.
10.2	Employment Agreement between ATP and Keith R. Godwin.
10.3	Employment Agreement between ATP and George R. Morris.
10.4	Employment Agreement between ATP and Albert L. Reese Jr.
10.5	Employment Agreement between ATP and Leland E. Tate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: January 5, 2011	By:	/s/ ALBERT L. REESE JR
Albert L. Reese Jr.
Chief Financial Officer

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